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                                                                    Exhibit 99.2


                        [Form of Letter to Stockholders]

                                [NAC Letterhead]

                                                   October __,  2001

Dear Stockholder:

     On September 26, 2001, your Board of Directors adopted a Stockholder Rights Plan designed to prevent an acquiror from gaining control of NAC without offering a fair price to all of NAC's stockholders. Under the terms of the Stockholder Rights Plan, the Board of Directors has declared a distribution of Preferred Stock Purchase Rights, payable to holders of record of NAC Common Stock on October 8, 2001. The attached "Summary of Rights to Purchase Preferred Stock" will provide you with the relevant information regarding these Rights, and we urge you to read it carefully. Until the Distribution Date described in the attached Summary, the Rights will be evidenced by the certificates for shares of your outstanding Common Stock. You will not now be receiving any further evidence of the Rights.

     The Stockholder Rights Plan is intended to protect your interests in the event you or NAC are confronted with coercive or unfair takeover practices. The Stockholder Rights Plan contains provisions to safeguard you in the event of an unsolicited offer to acquire NAC, including offers that do not treat all stockholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, and other abusive takeover practices which the Board believes are not in the best interests of NAC's stockholders. These practices can be used to unfairly pressure stockholders to accept an inadequate takeover proposal or to prevent the Board of Directors from developing alternatives to such a proposal.

     The Stockholder Rights Plan is not intended to prevent a takeover of NAC on terms that are favorable and fair to all stockholders and will not do so. The Stockholder Rights Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors which are calculated to deprive NAC's Board of Directors and its stockholders of their ability to determine the destiny of NAC without paying or offering to pay fair value to all stockholders. However, the mere declaration of the rights dividend should not affect any prospective offeror willing to make an all-cash offer at a full and fair price or to negotiate with the Board and it certainly will not interfere with a merger or other business combination transaction approved by the Board.

     The Stockholder Rights Plan has been adopted in order to strengthen the ability of the Board to protect your interests. Issuance of the Rights does not in any way weaken NAC's financial strength or interfere with its business plans. The issuance of the Rights will not dilute reported earnings per share, is not taxable to NAC or to you under U.S. law, and will not change the way in which you can currently trade your shares in NAC. The Rights will be exercisable only if certain events occur. You are not required to take any action in connection with the adoption of


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the Stockholder Rights Plan. However, you should keep the attached Summary with your NAC Common Stock certificates.

     We believe that substantial long-term value will be realized by NAC and we are working hard to achieve that value. In adopting the Stockholder Rights Plan, we have expressed our determination that you, our stockholders, be given every opportunity to participate fully in that value.

                                                   For the Board of Directors,

                                                   Very truly yours,



                                                   James J. McNamara
                                                   Chief Executive Officer




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                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

            On September 26, 2001, the Board of Directors of National Auto Credit, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on October 8, 2001 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series D Junior Participating Preferred Stock, par value $.05 per share (the "Series D Preferred Stock") at a Purchase Price of $5.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer& Trust Company, as Rights Agent.

            Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders, or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

            The Rights are not exercisable until the Distribution Date and will expire at 5:00 p.m., New York City time, on September 26, 2011, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

            As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

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            In the event that a Person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

            For example, at an exercise price of $5.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $10.00 worth of Common Stock (or other consideration, as noted above) for $5.00. Assuming that the Common Stock had a per share value of $0.25 at such time, the holder of each valid Right would be entitled to purchase 40 shares of Common Stock for $5.00.

            In the event that, at any time following the Stock Acquisition Date,
(i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

            At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

            The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

            With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be

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issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

            At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

            Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

            Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

            A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K, filed on October 9, 2001. A copy of the Rights Agreement is available free of charge from the Rights Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.